Exhibit 22.1
Subsidiary Issuers of Guaranteed Securities

As of December 31, 2020, Danaher Corporation (Parent Guarantor) was the sole guarantor of the following commercial paper and senior unsecured notes issued by:

DH Europe Finance S.a.r.l., a Luxembourg company and wholly-owned subsidiary of the Parent Guarantor:
•Floating rate EUR notes due 2022
•2.5% EUR notes due 2025
•1.2% EUR notes due 2027

DH Europe Finance II S.a.r.l., a Luxembourg company and wholly-owned subsidiary of the Parent Guarantor:
•2.05% USD notes due 2022
•2.2% USD notes due 2024
•0.2% EUR notes due 2026
•0.45% EUR notes due 2028
•2.6% USD notes due 2029
•0.75% EUR notes due 2031
•1.35% EUR notes due 2039
•3.25% USD notes due 2039
•1.8% EUR notes due 2049
•3.4% USD notes due 2049

DH Switzerland Finance S.a.r.l., a Luxembourg company and wholly-owned subsidiary of the Parent Guarantor:
•0.5% CHF notes due 2023
•1.125% CHF notes due 2028

DH Japan Finance S.a.r.l., a Luxembourg company and wholly-owned subsidiary of the Parent Guarantor:
•0.352% JPY notes due 2021
•0.3% JPY notes due 2027
•0.65% JPY notes due 2032